Exhibit 8

UNIT TRANSFER AGREEMENT

THIS UNIT TRANSFER AGREEMENT (the “Agreement”) is made on the 17th day December, 2021 (the “Closing Date”) among BOP Nest Domain JV LLC (“Domain JV”), BOP Nest Nashville JV LLC (“Nashville JV”), BUSI II-C L.P., a Delaware limited partnership (“Purchaser”), and Brookfield REIT Operating Partnership L.P., a Delaware limited partnership (the “Company”).

RECITALS

A.	Nashville JV is the beneficial owner of 3,898,437 Class E units in the Company (the “Nashville JV Units”).

B.	Domain JV is the beneficial owner of 2,235,286 Class E units in the Company (the “Domain JV Units”, together with the Nest JV Units, the “Purchased Units”).

C.

Domain JV and Nashville JV, together as “Seller”, wish to sell to the Purchaser and the Purchaser wishes to purchase from Seller, the Purchased Units pursuant to the terms and conditions set out in this Agreement.

D.	Nashville JV and Domain JV each agree to assign to Purchaser any and all Class E DRIP shares (the “DRIP Shares”) issued after the Closing Date for the consideration previously received.

E.

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Second Amended and Restated Limited Partnership Agreement of the Company, dated November 2, 2021 (the “LP Agreement”).

F.	The parties hereto mutually desire to execute this Agreement to memorialize their understand and agreement concerning the matters hereinbefore and hereinafter set forth.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	Purchase and Sale of Purchased Units

At the Closing (as described hereinabove), the Seller hereby sells, assigns and transfers to the Purchaser, and the Purchaser herby purchases all of the Seller’s right, title and interest in and to the Purchased Units on the terms and conditions contained herein.

2.	Purchase Price

The purchase price of the Purchased Units shall be US$47,521,947 for the Nashville JV Units and US$27,248,136 for the Domain JV Units, for a total purchase price of $74,770,083 (the “Purchase Price”).

3.	Closing

Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Units contemplated hereby shall take place on the Closing Date (the “Closing”).

4.	Closing Deliverables

At the Closing (i) the Seller shall cause the Company to register the Purchaser on the books and records as the registered and beneficial holder of the Purchased Units free and clear of all encumbrances; and (ii) the Purchaser shall deliver to the Seller the Purchase Price by wire transfer of immediately available funds to an account of the Seller designated in writing by the Seller to the Purchaser on or before the Closing Date.

5.	Representations and Warranties of the Parties

Each party hereto represents and warrants to the other party that:

a.	it is duly organized and validly existing under its laws of formation;

b.	it has the requisite power and capacity to enter into, and to perform its obligations under this Agreement;

c.	the execution, delivery and performance of this Agreement and all agreements executed in connection therewith have been duly authorized by all necessary action on the part of itself; and

d.

this Agreement and all agreements executed in connection therewith are valid and binding obligations of itself, enforceable in accordance with their terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

6.	Additional Representations and Warranties of the Seller

The Seller represents and warrants to the Purchaser that on the Closing Date, it will have good and marketable title to the Purchased Units and the full legal right, power and authority to sell and transfer the Purchased Units to the Purchaser free and clear of all liens, charges, encumbrances and adverse claims.

7.	Conditions to Closing

The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or before the Closing Date, of each of the following conditions:

2

a. All consents and approvals having been obtained with respect to the transactions contemplated hereby;

b. All documentation has been entered into with respect to the transactions contemplated hereby; and

c. The parties shall have delivered to each other, as the case may be, such other documents or instruments as the other party, as the case may be, reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

8.	Survival

The representations and warranties of the parties hereto will survive for a period of 12 months from the Closing Date.

9.	Further Assurances

Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

10.	Successors and Assigns

No party may assign its right or benefits under this Agreement without the prior written consent of the other party hereto. The provisions of this Agreement shall ensure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

11.	Amendment

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

12.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

13.	Counterparts

This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

[remainder of page left intentionally blank]

IN WITNESS WHEREOF the parties have duly executed this Agreement on the date written on the first page of this Agreement.

THE SELLER:

BOP NEST DOMAIN JV LLC, a Delaware
limited liability company

By:	/s/ Amanda Seewald
Name: Amanda Seewald
Title: Associate General Counsel and Secretary

BOP NEST NASHVILLE JV LLC, a Delaware
limited liability company

By:	/s/ Amanda Seewald
Name: Amanda Seewald
Title: Associate General Counsel and Secretary

THE PURCHASER:

BUSI II-C L.P., a Delaware limited partnership

By: BUSI II GP-C LLC, a Delaware limited
liability company, its general partner

By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Senior Vice President and Secretary

THE COMPANY:

BROOKFIELD REIT OPERATING PARTNERSHIP L.P., a
Delaware limited partnership

By: Brookfield REIT OP GP LLC, a Delaware limited liability company, its general partner

By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Senior Vice President and Secretary

[Unit Transfer Agreement Signature Page]